EXHIBIT 99.1

Perceptron Announces First Quarter Fiscal 2019 Results

Sales Over $20.0 Million for Fourth Consecutive Quarter

PLYMOUTH, Mich., Nov. 07, 2018 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced first quarter results for its 2019 fiscal year (period ended September 30, 2018).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended September 30,
	2018	2017	Change

Sales	$21.4	$19.3	$2.1
Net Income	0.9	1.6	(0.7)

Diluted Income per Share	$0.09	$0.16	$(0.07)

First quarter fiscal 2019 results compared to first quarter fiscal 2018:

  First quarter consolidated net sales were $21.4 million, the Company’s highest quarterly revenue ever for a first quarter and an increase of 10.9% compared to the first fiscal quarter one year ago
  Consolidated gross profit was $8.3 million and gross margin was 38.8%
  First quarter reported and recurring operating income totaled $1.5 million
  Net income for the first quarter of fiscal 2019 was $0.9 million, down compared to $1.6 million in the prior year’s first quarter, primarily driven by non-operational cost increases in income taxes and foreign exchange losses as well as increased investment in engineering, research and development
  First quarter diluted earnings per share was $0.09, compared to $0.16 per share in the first fiscal quarter one year ago
  Bookings totaled $16.9 million
  Backlog was $39.2 million, including a decrease of $3.8 million due to the Company’s adoption of new revenue recognition rules
  Cash and short-term investments totaled $8.0 million at September 30, 2018

New revenue recognition rules:

  The Company adopted the new revenue recognition rules outlined by Accounting Standards Update No. 2014-09 (“ASC 606”) on July 1, 2018, utilizing the modified retrospective transition method
  As a result of these new rules, the Company recorded a positive net transition adjustment to retained earnings in the amount of $2.0 million this quarter
  Included in the net transition adjustment is a gross revenue adjustment of $3.8 million, which reduced the backlog level by the same amount
  Under prior revenue recognition rules, the Company would have recognized $19.1 million in revenue in the first quarter of fiscal 2019

Second quarter and full year 2019 guidance:

  Revenue for the second quarter is expected to be in the range of $18.5 million to $21.5 million
  The Company reaffirms guidance for revenue growth to be in the mid-single digits

David Watza, President and CEO, commented, “We are pleased to announce solid top-line growth for the first quarter of fiscal 2019, which reflects our continued focus on improving performance to deliver competitive products, as well as our cost-cutting and efficiency efforts. As a result, our team achieved record-setting first quarter results with over $21 million in net sales.

“We remain confident in the strategic plan we have established and continue to experience strength in key automotive customer demand metrics, as evidenced by our record first quarter net sales. We’ve maintained our focus on continuing to deliver improvement efforts and new product developments for our core automotive business and its adjacencies, including our existing customers, potential new automotive customers and their suppliers.  We firmly believe that as we execute on the strategic improvement plan for our core automotive business, our implemented advancements will provide Perceptron with increased penetration as well as additional opportunities in the future,” Watza added.

“Looking ahead to our second quarter of fiscal year 2019, we expect revenue in the range of $18.5 million to $21.5 million and maintain our target of mid-single digit growth in our top-line results for the full year fiscal 2019.  We continue to see strong demand for our current products and solutions.  Additionally, recent success with new products as well as positive customer feedback, provides the Company with increasing confidence in our longer-term aspirations of sustained high-single digit revenue growth and resulting double-digit earnings growth,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended September 30,
	2018	2017	Change

Americas Sales	$8.3	$8.0	$0.3
Europe Sales	8.8	7.8	1.0
Asia Sales	4.3	3.5	0.8
Total Net Sales	$21.4	$19.3	$2.1

Gross Profit	$8.3	$7.7	$0.6
Gross Profit as a percent of sales	38.8%	39.9%

Operating Income	$1.5	$1.5	$-
Operating Income as a percent of sales	7.0%	7.8%

Net Income	$0.9	$1.6	$(0.7)
Diluted Income per Share	$0.09	$0.16	$(0.07)

Recurring Operating Income	$1.5	$1.5	$-
Recurring Operating Income as a percent of sales	7.0%	7.8%

Perceptron generated record-setting first quarter net sales for the first quarter of fiscal 2019, increasing $2.1 million, or 10.9%, versus the same quarter in the prior year and reflecting increases in all regions, primarily due to the adoption of the new revenue recognition rules.  The Europe region was up due to increases in Off-Line Measurement Solutions, In-Line and Near-Line Measurement Solutions and 3D Scanning Solutions, partially offset by a decrease in Value Added Services.  The year-over-year improvement in the Asia region was due to increases in all product lines except flat sales in Value Added Services.  The increase in the Americas region was primarily due to increases in the In-Line and Near-Line Measurement Solutions.

In the first quarter of fiscal 2019, gross profit as a percentage of sales was down compared to the prior year period, primarily due to the mix of the Company’s revenue and the timing of certain expenses in cost of goods sold under the prior accounting rules in the first quarter of fiscal 2018 as well as increased warranty costs in the first quarter of fiscal 2019.

During the first quarter of fiscal 2019, SG&A, Engineering and R&D expenses were up $0.6 million, primarily as a result of planned strategic investments in several engineering, research and development initiatives, increased employee-related costs, and an increase related to specialized supplies utilized in development of our products, partially offset by lower legal and audit fees.

	Three Months Ended September 30,
BOOKINGS (in millions)	2018	2017	Change

Geographic Region
Americas	$3.6	$9.6	$(6.0)
Europe	9.3	9.4	(0.1)
Asia	4.0	4.2	(0.2)
Total Bookings	$16.9	$23.2	$(6.3)

BACKLOG (in millions)	9/30/2018	6/30/2018*	3/31/2018	12/31/2017	9/30/2017

Geographic Region
Americas	$13.0	$19.8	$20.2	$18.0	$21.1
Europe	18.5	19.0	18.9	19.6	18.0
Asia	7.7	8.7	12.1	10.9	9.8
Total Backlog	$39.2	$47.5	$51.2	$48.5	$48.9

* Prior to Transition Adjustment for Implementation of ASC 606 adopted on July 1, 2018; Impact of Transition is a reduction of Total Backlog of $3.8 million

First quarter bookings were $16.9 million, a decrease of 27.2% compared to the first quarter of fiscal 2018.  The principal driver of the bookings decline was the impact of timing of customer programs.  The decrease in booking activity by product line was primarily due to decreases in In-Line and Near-Line Measurement Solutions, Off-Line Measurement Solution and Value Added Services, partially offset by increases in 3D Scanning Solutions.

Revenue in the first quarter of fiscal 2019 exceeded bookings by $4.5 million, which contributed to a decrease in backlog.  The implementation of ASC 606, which was adopted on July 1, 2018, also reduced backlog by $3.8 million.  The combined effect of these items reduced backlog to $39.2 million at September 30, 2018.

FINANCIAL POSITION

Cash and short-term investment balance was $8.0 million at September 30, 2018, up from $6.7 million at June 30, 2018 and relatively flat compared to $8.1 million at September 30, 2017.  At September 30, 2018 and June 30, 2018, the Company did not have any bank debt outstanding, down from outstanding balance of $0.4 million at September 30, 2017.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its first quarter fiscal 2019 investor conference call/webcast, chaired by David L. Watza, President and CEO, on November 8, 2018, at 10:00 AM (EST). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10125531

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2019 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2019 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2018.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2018	2017
	$21,442	$19,269
Cost of Sales	13,150	11,619
Gross Profit	8,292	7,650
Operating Expenses
Selling, General and Administrative Expense	4,635	4,424
Engineering, Research and Development Expense	2,198	1,733
Severance, Impairment and Other Charges	-	(52)
Operating Income	1,459	1,545
Other Income and (Expenses), net
Interest Expense, net	(27)	(42)
Foreign Currency and Other, net	(202)	8
Income Before Income Taxes	1,230	1,511
Income Tax (Expense) Benefit	(338)	47

Net Income	$892	$1,558

Income Per Common Share
Basic	$0.09	$0.16
Diluted	$0.09	$0.16

Weighted Average Common Shares Outstanding
Basic	9,560	9,453
Diluted	9,772	9,502

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2018	2018
	(Unaudited)
Cash and Cash Equivalents	$7,416	$5,830
Short-Term Investments	548	877
Receivables, net	33,715	32,143
Inventories, net	11,664	13,829
Other Current Assets	1,858	1,327
Total Current Assets	55,201	54,006

Property and Equipment, net	6,827	6,613
Goodwill and Other Intangible Assets, net	11,581	11,805
Long-Term Deferred Income Tax Asset	956	1,055
Long-Term Investments	725	725
Total Non-Current Assets	20,089	20,198

Total Assets	$75,290	$74,204

Line of Credit and Short-Term Notes Payable	$122	$175
Accounts Payable	7,764	7,592
Deferred Revenue	7,142	8,691
Reserve for Restructuring and Other Charges	675	675
Other Current Liabilities	8,392	8,705
Total Current Liabilities	24,095	25,838

Long-Term Taxes Payable	324	450
Long-Term Deferred Income Tax Liability	1,728	1,717
Other Long-Term Liabilities	604	601
Total Long-Term Liabilities	2,656	2,768

Total Liabilities	26,751	28,606

Shareholders' Equity	48,539	45,598
Total Liabilities and Shareholders' Equity	$75,290	$74,204

Non-GAAP Financial Measures

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income”.  This is a non-GAAP financial measure.  Management believes that this non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliation of the non-GAAP measure to Operating Income.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measure
(Unaudited, In Thousands)

	Three Months Ended
	September 30,
	2018	2017

Operating Income, as reported	$1,459	$1,545

Severance, Impairment and Other Charges	-	(52)

Excluding special items,
Operating Income would have been	$1,459	$1,493

Contact:
Investor Relations
investors@perceptron.com